[letterhead of PricewaterhouseCoopers]





July 7, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by MCSi, Inc.(the "Company") under Item 4 of Form 8-K which was filed with the Commission on June 25, 2003. Except as described in the following paragraphs, we agree with the statements contained in the aforementioned Form 8-K as they relate to our firm.

The fourth paragraph of the aforementioned filing states that there were no "disagreements" between PWC and MCSi with regard to the issuance of our audit report on the financial statement for the year ended December 31, 2001 and, if it had been issued, our audit report for the year ending December 31, 2002. Because we did not complete our audit of the financial statements for the year ending December 31, 2002 and we did not issue any report related thereto, we are not in a position to state whether or not there would have been any disagreements which would be required to be reported pursuant to Item 304 of Regulation S-K.

In the first subparagraph following the fourth paragraph, we do not agree with the reference to the term "prior" management in the fourth sentence contained therein. Our comments relative to this issue referred to the Company as a whole and did not distinguish between current and former management teams.

Very truly yours

/s/  PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP